Exhibit 3.1

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

150101

Certificate of Designation
(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20120435645-72
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/21/2012 3:25 PM
	Entity Number E0036592005-0

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Bonamour Pacific, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The Certificate of Designation of Series A Preferred Stock of Bonamour Pacific, Inc. attached hereto sets forth the rights relating to the Series A Preferred Stock.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 3-6-09

Certificate of Designation of
Series A Preferred Stock of
Bonamour Pacific, Inc.
__________________

Pursuant to Section 78.1955 of the
Nevada Revised Statutes
__________________

Bonamour Pacific, Inc., a Nevada corporation (the "Corporation"), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation (“Articles”), as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes (the “NRS”), the Corporation's Board of Directors has duly adopted the following resolutions creating a Series of Preferred Stock designated as Series A Preferred Stock:

RESOLVED, that the Corporation hereby designates and creates a series of the authorized Preferred Shares of the Corporation, designated as Series A Preferred Stock, as follows:

FIRST: that, of the 50,000,000 Preferred Shares, having a par value of one-tenth of a cent ($0.001) per share ("Preferred Stock"),  authorized  to be issued by the  Corporation, 10,000,000 shares are hereby designated as  "Series A Preferred Stock."  The rights, preferences and limitations granted to and imposed upon the Series A Preferred Stock are as set forth below:

Section 1.  Designation and Amount. 10,000,000 shares of Preferred Stock of the Corporation are hereby designated as "Series A Preferred Stock" (the "Series A Preferred Stock").

Section 2.  Voting Rights. The holders of shares of Series A Preferred Stock shall be entitled to One Hundred (100) votes for each share of Series A Preferred Stock held on any matters requiring a stockholder vote of the Corporation.

Section 3.  Rank. Shares of Series A Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, pari passu with the Corporation's Common Shares, having a par value of one-tenth of a cent ($0.001) per share.

Section 4.  Other Rights.  The shares of Series A Preferred Stock shall not have any rights, preferences, or limitations other than as set forth herein, in the Articles or as provided by applicable law.

SECOND:  That such  determination of the designation, rights,  preferences and limitations  relating  to the  Series A Preferred  Stock,  was duly  made by the  Board  of  Directors  pursuant to the provisions  of  the  Articles  of  the  Corporation, and in accordance  with the  provisions of NRS 78.1955.

IN WITNESS WHEREOF, the Corporation has caused this Designation to be duly executed to be effective June 21, 2012.

Bonamour Pacific, Inc.

By: /s/ Nathan Halsey
Nathan Halsey
President